10f-3 report

Offering                                Trade Date      Broker
Turkcell Iletisim Hizmet - ADR  7/10/00         Morgan Stanley

Price   Shares  % of Assets     % of Offering   Syndicate Member
$17.60  91,100     1.12 %               0.09%    CS First Boston